Exhibit 10.1

AMENDMENT NUMBER TWO

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND

AMENDMENT NUMBER ONE TO LIBOR/PRIME RATE ADDENDUM

This AMENDMENT NUMBER TWO TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDMENT NUMBER ONE TO LIBOR/PRIME RATE ADDENDUM (this “Amendment”), dated as of August 10, 2011, is entered into by and among DECKERS OUTDOOR CORPORATION, a Delaware corporation (“Deckers”), TSUBO, LLC, a Delaware limited liability company (“Tsubo” and collectively with Deckers, “Borrower”), and COMERICA BANK (“Bank”), with reference to the following facts:

A.            Borrower and Bank previously entered into (i) that certain Second Amended and Restated Credit Agreement, dated as of May 27, 2010, as amended from time to time (as so amended, the “Agreement”), and (ii) that certain LIBOR/Prime Rate Addendum to Loan and Security Agreement, as of May 27, 2010, as amended from time to time (as so amended, the “Interest Rate Addendum”, and together with the Agreement, the “Documents”); and

B.            Borrower and Bank desire to amend certain provisions of the Documents in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

1.             Defined Terms.  All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

2.             Amendment to Section 1.1 (Definitions) of the Agreement.

(a)           The following defined terms set forth in Section 1.1 of the Agreement are hereby amended to read as follows:

“LC Fee Percentage”  means 0.75%; provided, however, that solely during the Increased Commitment Period, the LC Percentage Fee shall be 1.25%.

“Revolving Credit Commitment” means Twenty Million Dollars ($20,000,000); provided, however, that solely during the Increased Commitment Period, the Revolving Credit Commitment shall be Sixty Million Dollars ($60,000,000).

(b)           The following defined terms are hereby added to Section 1.1 of the Agreement in alphabetical order to read as follows:

“Compliance Certificate” means a certificate of compliance to be delivered quarterly in accordance with Section 6.3(b), substantially in the form of Exhibit 6.3(b).

“Consolidated EBITDAR” means, with respect to any period, the result of (a) the sum of (i) Borrowers’ and the Subsidiaries’ consolidated net income, plus (ii) to the extent deducted in calculating such consolidated net income, the sum of Borrowers’ and the Subsidiaries’ (1) consolidated interest charges, (2) federal, state and local income taxes payable during such period, (3) depreciation and amortization expense, (4) rental expense, (5) non-cash stock option expense, and (6) other non-recurring expenses reducing such consolidated net income which do not represent a cash item in such period or any future period, minus (b) to the extent included in calculating such consolidated net income, the sum of Borrowers’ and the Subsidiaries’ (i) federal, state and local income taxes credits given during such period, and (ii) all non-cash items increasing such consolidated net income, in each case calculated in accordance with GAAP.

“Increased Commitment Period” means the  period commencing on the effective date of that certain Amendment Number Two to Second Amended and Restated Credit Agreement and Amendment Number One to Libor/Prime Rate Addendum by and among Borrowers and Bank, and ending on November 30, 2011.

3.             Amendment to Section 1 (Definitions) of the Interest Rate Addendum. The definition of “Applicable Margin” set forth in Section 1.c of the Agreement is hereby amended to read as follows:

“Applicable Margin” means: (1) in respect of the LIBOR—based Rate, 1.0% per annum; provided, however, that solely during the Increased Commitment Period, such margin shall be 1.25%; and (2) in respect of the Prime Referenced Rate 0.0% per annum; provided, however, that solely during the Increased Commitment Period, such margin shall be 0.25%.

4.             Amendment to Clause (b) of Section 6.3 (Collateral Reporting and Financial Statements) of the Agreement.  Clause (b) of Section 6.3 of the Agreement is hereby amended to read as follows:

(b)           as soon as available but not later than forty five (45) days after the end of each quarterly accounting period, (i) a consolidated internally prepared Financial Statement for Borrowers and the Subsidiaries which shall include Borrowers’ and the Subsidiaries’ consolidated balance sheet as of the close of such period, and Borrowers’ and the Subsidiaries’ consolidated statement of income and retained earnings and consolidated statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Borrowers, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrowers’ and its Subsidiaries’ financial condition and results of operations for such period, and (b) solely during the Increased Commitment Period, a Compliance Certificate from the Chief Financial Officer or the Chief Operating Officer of Borrowers, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Section 7.15(c) and (d);

5.             Amendment to Clause (d) of Section 7.8 (Investments) of the Agreement.  Clause (d) of Section 7.8 of the Agreement is hereby amended to read as follows:

(d)           Notwithstanding the terms of Section 7.8(a), Borrowers shall be permitted to make loans and advances (i) to their employees, provided that such loans and advances do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate outstanding at any time, (ii) to any Subsidiary and (iii) to any Excluded Subsidiary, provided that such net loans and advances to Subsidiaries (who are not Loan Parties) and Excluded Subsidiaries (who are not Loan Parties) do not exceed Seventy-Five Million Dollars ($75,000,000) in the aggregate per calendar year.

6.             Amendment to Section 7.15 (Financial Condition) of the Agreement.  Section 7.15 of the Agreement is hereby amended to read as follows:

7.15         Financial Condition.  Permit or suffer:

(a)           Except during the Increased Commitment Period, at any time outstanding Obligations exceed Two Million Dollars ($2,000,000), Consolidated Effective Tangible Net Worth, measured as of the end of each fiscal quarter of Parent, commencing with the fiscal quarter ended December 31, 2009, to be less than the sum of (i) $294,891,000 plus (ii) on a cumulative basis, 75% of the Consolidated Net Profit (but in no event less than zero) for each fiscal year, commencing with the fiscal year ended December 31, 2010.

(b)           Except during the Increased Commitment Period, at any time outstanding Obligations exceed Two Million Dollars ($2,000,000), any Consolidated Net Loss for two or more consecutive fiscal quarters.

(c)           Solely during the Increased Commitment Period, the ratio of (i) the sum of (x) 80% of Borrowers’ and the Subsidiaries’ consolidated net accounts receivable, plus (y) 50% of Borrowers’ and the Subsidiaries’ consolidated Inventory, to (ii) Borrowers’ and the Subsidiaries’ consolidated total secured funded indebtedness, measured as of the end of each fiscal quarter of Parent, commencing with the fiscal quarter ended September 30, 2011, to be less than 1.10:1.00.

(d)           Solely during the Increased Commitment Period, the ratio of (i) Consolidated EBITDAR for the trailing four fiscal quarter period, to (ii) the sum of Borrowers’ and the Subsidiaries’ (x) consolidated interest expense and (y) consolidated rental expense during such period, measured as of the end of each fiscal quarter of Parent, commencing with the fiscal quarter ended September 30, 2011, to be less than 2.25:1.00.

7.             Amendment to add Exhibit 6.3(b) (Compliance Certificate) to the Agreement.  Exhibit 6.3(b) attached to this Amendment is hereby added as Exhibit 6.3(b) to the Agreement.

8.             Representations and Warranties.  In order to induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank that:

(a)           No Event of Default or Unmatured Event of Default is continuing;

(b)           All of the representations and warranties set forth in the Agreement and the Loan Documents are true, complete and accurate in all respects (except for representations and warranties which are expressly stated to be true and correct as of the Closing Date); and

(c)           This Amendment has been duly executed and delivered by Borrower, and after giving effect to this Amendment, the Agreement, the Interest Rate Addendum and the Loan Documents continue to constitute the legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

9.             Conditions Precedent to Effectiveness of Amendment.  The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions:

(a)           Bank shall have received this Amendment, duly executed by Borrower and Bank;

(b)           Bank shall have received the Reaffirmation of Guarantors attached hereto, duly executed by each Guarantor party thereto;

(c)           No Event of Default, Unmatured Event of Default or Material Adverse Effect shall have occurred and be continuing; and

(d)           All of the representations and warranties set forth herein, in the Loan Documents and in the Agreement shall be true, complete and accurate in all respects as of the date hereof (except for representations and warranties which are expressly stated to be true and correct as of the Closing Date).

10.           Counterparts; Telefacsimile Execution.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment.  Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

11.           Integration.  The Agreement and Interest Rate Addendum as amended by this Amendment constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

12.           Reaffirmation of the Agreement.  The Agreement and Interest Rate Addendum as amended hereby and the other Loan Documents remain in full force and effect.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

DECKERS OUTDOOR CORPORATION,
a Delaware corporation

By	/s/ Thomas A. George
Name:	Thomas A. George
Title:	Chief Financial Officer

TSUBO, LLC,
a Delaware limited liability company

By its Managing Member:

DECKERS OUTDOOR CORPORATION,
a Delaware corporation

By:	/s/ Thomas A. George
Name:	Thomas A. George
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ Isabel Barreiro
Name:	Isabel Barreiro
Title:	Assistant Vice President

Amendment Number Two to Second Amended and Restated Credit Agreement and

Amendment Number One to LIBOR/Prime Rate Addendum

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Exhibit 6.3(b)
To
Second Amended and Restated Credit Agreement

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

To:                              COMERICA BANK

15303 Ventura Boulevard

Sherman Oaks, California 91403

Attn: Isabel Barreiro

This Compliance Certificate is given pursuant to Section 6.3(b) of that certain Second Amended and Restated Credit Agreement, dated as of May 27, 2010 (the “Agreement”), by and among DECKERS OUTDOOR CORPORATION, a Delaware corporation (“Deckers”), TSUBO, LLC, a Delaware limited liability company (“Tsubo” and collectively with Deckers, “Borrower”), and COMERICA BANK (“Bank”).  All initially capitalized terms used but not defined in this Compliance Certificate shall have the meanings assigned to such terms in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)                                  He/She is the duly elected Chief Financial Officer of Borrower;

(2)                                  He/She reviewed the terms of the Agreement and the Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition of Borrower during the accounting period covered by the attached financial statements;

(3)                                  The examinations described in Paragraph (2) above did not disclose, and he/she has no knowledge of, the existence of any condition or event which constitutes an Unmatured Event of Default or Event of Default during, or at the end of, the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

(4)                                  Exhibit A attached hereto and incorporated herein by this reference sets forth the financial data and computations evidencing Borrower’s compliance with the covenants set forth in Section 7.15(c) and (d) of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to Paragraph (3) above which list, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

This Compliance Certificate, together with the computations set forth in Exhibit A hereto and the financial statements delivered concurrently herewith in support hereof, are made and delivered this            day of                                    , 20    .

Name:
Title: Chief Financial Officer

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EXHIBIT “A”

[To be Attached]

2

REAFFIRMATION OF GUARANTORS

Each of the undersigned, as a “Guarantor” under a Continuing Guaranty (“Guaranty”), executed in favor of Comerica Bank (“Bank”) with respect to the obligations of Deckers Outdoor Corporation, a Delaware corporation (“Deckers”), Tsubo, LLC, a Delaware limited liability company (“Tsubo” and collectively with Deckers, “Borrower”), owing to Bank, hereby acknowledges receipt of a copy of the foregoing Amendment Number Two to Second Amended and Restated Credit Agreement and Amendment Number One to Libor/Prime Rate Addendum, consents to the terms contained therein and agrees that its Guaranty shall remain in full force and effect.

Although Bank has informed us of the matters set forth above and we have acknowledged same, we understand and agree that Bank has no duty under the Loan Agreement, the Guaranties, or any other agreement between us to so notify us or to seek an acknowledgment, and nothing herein is intended to or shall create such a duty hereafter.

Dated: August 10, 2011	DECKERS RETAIL, LLC,
a California limited liability company

By: Deckers Outdoor Corporation, its sole member

	By	/s/ Thomas A. George
	Name:	Thomas A. George
	Its:	Chief Financial Officer

DECKERS CONSUMER DIRECT CORPORATION,
an Arizona corporation

	By	/s/ Zohar Ziv
	Name:	Zohar Ziv
	Its:	Director

Reaffirmation of Guarantors to

Amendment Number Two to Second Amended and Restated Credit Agreement and

Amendment Number One to LIBOR/Prime Rate Addendum

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